EXHIBIT 21.1

KOPIN CORPORATION
SUBSIDIARIES OF KOPIN CORPORATION

The Registrant has the following wholly owned (“W”) and majority owned subsidiaries (“M”).

Subsidiary	Type	State of Incorporation	Fiscal Year End
VS Corporation	W	Delaware	December 29

Forth Dimension Displays, Ltd.	W	United Kingdom	December 29

Kopin Display Corporation	W	Delaware	December 29

Kopin Securities Corporation	W	Delaware	December 29

Kopin (HK), Ltd.	W	Hong Kong	December 29

eMDT America, Inc.	M	California	December 31

Kopin Software Ltd.	W	United Kingsom	December 31

Kopin Targeting Corporation	W	Delaware	December 29

NVIS, Inc.	W	Virginia	December 29